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PRIMEDEX HEALTH SYSTEMS, INC. AND AFFILIATES
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
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                                                       Three months ended           Nine months ended
                                                              July                         July
                                                   ---------------------------------------------------------
                                                       2003          2002           2003          2002
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
BASIC
  Weighted average number of common
     shares outstanding used in computing
     basic earnings per share                        41,102,615    41,001,000    41,085,361     40,832,000

  (Loss) Income available to common stockholders   $   (809,000)  $(5,122,000) $ (2,104,000)  $ (3,369,000)

  Basic (loss) earnings per share                  $      (0.02)  $     (0.12) $      (0.05)  $      (0.08)

DILUTED
  Weighted average number of common
     shares outstanding used in computing
     basic earnings per share                        41,102,615    41,001,000    41,085,361     40,832,000
  Assumed exercise of stock options and warrants              -             -             -              -
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                                                     41,102,615    41,001,000    41,085,361     40,832,000
  (Loss) Income available to common stockholders
    plus assumed conversions                       $   (809,000)  $ 5,122,000) $ (2,104,000)  $ (3,369,000)

  Diluted (loss) earnings per share                $      (0.02)  $     (0.12) $      (0.05)  $      (0.08)

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